Exhibit 10.9

Share Transfer Agreement

Transferor: Dacheng Enterprise, Ltd.	Party A
Transferor: **************	Party B
Transferor: **************	Party C
Transferee: Shanghai Feng Han Enterprise Development Ltd	Party D

According to the Board resolution of Wen Zhou Li Ji Hospital Investment Management Ltd on March 1, 2009, Party A, Party B, Party C, and Party D have confirmed the follow share transfer agreement on March 2, 2009:

1.	a. Party A will transfer all its 50% ownership of Wen Zhou Li Ji Hospital Investment Management Ltd to Party D for RMB1,500,000.

b. Party B will transfer all its 30% ownership of Wen Zhou Li Ji Hospital Investment Management Ltd to Party D for RMB900,000.

c. Party C will transfer all its 20% ownership of Wen Zhou Li Ji Hospital Investment Management Ltd to Party D for RMB600,000.

2.	Total payment of stock transfer has to be paid in 10 working days after signing of this agreement.

3.	Party A, Party B, and Party C have neither stock rights nor obligation for liability of Wen Zhou Li Ji Hospital Investment Management Ltd after the stock is transferred. Party D will be the sole shareholder.

4.	On the effective date of this agreement, Party D will share the profit, loss and risk according to its percentage of ownership. Party A, Party B, Party C are responsible for all the debt that is incurred by Wen Zhou Li Ji Hospital Investment Management Ltd. prior to the transfer, and Party D is not responsible. If Wen Zhou Li Ji Hospital Investment Management Ltd becomes the primary debtor before the stock transfer, it should request compensation from Party A, Party B, Party C, and transferors are responsible for all related obligations.

Party D is only responsible for all the credit and debt that Rui’ An Second People’s Hospital has according to the Rui’ An Second People’s Hospital’s November 2008’s financial report, which is managed by Wen Zhou Li Ji Hospital Investment Management Ltd. Party A, Party B and Party C are responsible for the others.

5.	Party A is no longer to be the guarantor for Wen Zhou Li Ji Hospital Investment Management Ltd to entrust Rui’ An Second People’s Hospital. Party D should cooperate with party A

*	Information has been omitted pursuant to a Request for Confidential Treatment and filed separately with the SEC

6.	If any party breaches this agreement, it should take the responsible for the following: If any party does not follow this agreement or seriously violates this contract, the defaulting party should pay the non-defaulting party for all the economy loss. Non-defaulting party can request to terminate the contract and request compensation from defaulting party.

7.	If disagreement appears in the duration of the contract, it shall be submitted for arbitration to Wen Zhou Arbitration Council.

8.	The contract will be effective when signed. There are five copies of the contract in total. There will be one copy for every four of the parties and one copy for the Department of Commerce as record.

Party A: Dacheng Enterprise, Ltd.

Party B: **************

Party C: **************

Party D: Shanghai Feng Han Enterprise Development Ltd

March 12, 2009

*	Information has been omitted pursuant to a Request for Confidential Treatment and filed separately with the SEC